[TEMPLE-INLAND INC. LOGO]





NEWS
RELEASE------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


        TEMPLE-INLAND INC. REPORTS FIRST QUARTER RESULTS


     AUSTIN, TEXAS, April 22, 2003 -- Temple-Inland Inc. today reported a first quarter 2003 net loss of $18 million, or $0.32 per diluted share, compared with first quarter 2002 net income of $4 million, or $0.08 per diluted share, and fourth quarter 2002 net income of $19 million, or $0.36 per diluted share.

     Results for first quarter 2003 include unusual charges totaling $0.11 per share after-tax, consisting of a special charge of $0.10 per share and the effect of an accounting change of $0.01 per share. The special charge includes $0.07 per share in connection with the previously-announced closures of the Elizabethton, Tenn. and Hattiesburg, Miss., box plants, and $0.03 per share of expenses associated with the previously-announced consolidation and supply-chain cost reduction initiatives. Results for the first quarter 2002 include unusual charges totaling $0.30 per share after-tax, consisting of special charges of $0.08 per share and the effect of an accounting change of $0.22 per share.

Corrugated Packaging

     The corrugated packaging operation reported a loss of $4 million in first quarter 2003, compared with income of $22 million in first quarter 2002 and $13 million in fourth quarter 2002. The decline in earnings was primarily attributable to higher energy costs, which were up $22 million in the quarter compared with first quarter 2002 and up $14 million compared with fourth quarter 2002, and $7 million in higher quarterly pension expenses.

     Average prices for boxes in first quarter 2003 were 2% lower than first quarter 2002 and down less than 1% compared with fourth quarter 2002. The cost of old corrugated containers (OCC) was up 21% compared with first quarter 2002, but down 6% compared with fourth quarter 2002.


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Temple-Inland Inc.                 A forest resource company
PO Box 40                          with major interests in
Austin, Texas  78767               corrugated packaging, building
                                   products and financial services
-------------------------------------------------------------------

     Shipments of corrugated containers were down approximately 3% compared with pro-forma shipments of the corrugated packaging group (including Gaylord) in first quarter 2002, but up 2% compared with fourth quarter 2002 levels. Excluding scheduled maintenance outages, downtime in the quarter was approximately 46,000 tons.

Building Products

     The building products operation reported a loss of $9 million in the quarter, compared with income of $10 million in first quarter 2002 and $6 million in fourth quarter 2002. The decline in earnings was partially attributable to higher energy costs, which were up $3 million in the quarter compared with first quarter 2002, and up $4 million compared with fourth quarter 2002, and $2 million in higher quarterly pension expenses. In addition, the building products operation had $1 million in income from high-value land sales in the quarter, compared with $8 million in first quarter 2002 and $5 million in fourth quarter 2002.

     Average lumber prices in first quarter 2003 were down 8% compared with first quarter 2002, but up 4% compared with fourth quarter 2002. Average prices for particleboard in the quarter were down 8% compared with first quarter 2002 and down 1% compared with fourth quarter 2002. Medium density fiberboard
(MDF) prices were flat compared with last year's first quarter and down 3% compared with fourth quarter 2002. Gypsum prices were down 3% compared with first quarter 2002 and down 5% compared with fourth quarter 2002. Shipments for all products except lumber were down in first quarter 2003 compared with first quarter 2002. However, shipments for all products, except gypsum, were up in first quarter 2003 compared with fourth quarter 2002.

Financial Services

     The financial services operation reported income of $39 million in the quarter, compared with $34 million in first quarter 2002 and $56 million in fourth quarter 2002. The improvement in earnings compared with first quarter 2002 was primarily due to cost reduction initiatives implemented last year and growth of single-family, adjustable rate mortgage assets.
The decline in earnings compared with fourth quarter 2002 was primarily attributable to the provision for loan losses returning to a more normalized level in the quarter.

Comment

     In announcing results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, "During the quarter, weak economic conditions, higher energy costs, extreme weather conditions and higher pension expenses negatively affected earnings. However, we are beginning to see a modest pick-up in box demand, and our inventories declined by approximately 37,000 tons in the quarter. Mill operations are improving, which should allow us to capitalize on our high level of integration. In addition, we announced the closure of two box plants in the quarter, which will reduce costs and improve the efficiency of our box plant system, while preserving our commitment to customers.

     "Building products markets remain oversupplied, and we shutdown the Mount Jewett particleboard plant and Clarion MDF plant in the quarter to balance our production with our market demand.

     "Earnings from financial services improved compared with first quarter 2002, although down from record fourth quarter levels. The financial services group is well positioned to continue to contribute consistent earnings, cash flow and return on investment.

     "We remain focused on lowering costs and are pleased with initial progress to date on consolidation and supply chain initiatives. Many of the employee moves in connection with the consolidation in Austin, Texas, will occur in the second and third quarter, and we should begin to see the initial benefits from these initiatives in 2004."

     The company will host a meeting in New York on April 23, 2003, at 8:00 a.m. EDT to discuss results of the first quarter. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland's Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-299-8538 at least 15 minutes prior to the start of the meeting.
Those wishing to access the call from outside North America should dial 617-786-2902. The conference code is "Temple-Inland". Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 617-801-6888 outside North America. The replay code is "Temple (836753)."

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; the accuracy of certain judgments and estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)


                                             First Quarter
                                             2003      2002
Total revenues                             $ 1,135    $ 1,020
                                            ======     ======

Income (loss) from continuing operations   $   (17)   $    15
Effect of accounting change                     (1)       (11)
Discontinued operations                          -          -
                                            ------     ------
Net income (loss)                          $   (18)   $     4
                                            ======     ======

Diluted earnings per share:
  Income   (loss)   from   continuing
    operations                             $ (0.31)   $  0.30
  Effect of accounting change                (0.01)     (0.22)
  Discontinued operations                        -          -
                                            ------     ------
    Net income (loss)                      $ (0.32)   $  0.08
                                            ======     ======

Average shares outstanding - diluted          54.0       49.5


                        Business Segments


Revenues
--------
Corrugated packaging                       $   667    $   557
Building products                              180        190
Financial services                             288        273
                                            ------     ------
    Total revenues                         $ 1,135    $ 1,020
                                            ======     ======

Income
------
Corrugated packaging                       $    (4)   $    22
Building products                               (9)        10
Financial services                              39         34
                                            ------     ------
  Segment operating income                      26         66
Corporate expense                              (11)       (10)
Other expense                                   (9)        (7)
Parent company interest                        (35)       (25)
                                            ------     ------
  Income (loss) before taxes                   (29)        24
Income (taxes) benefit                          12         (9)
                                            ------     ------
  Income (loss) from continuing
    operations                                 (17)        15
Effect of accounting change                     (1)       (11)
Discontinued operations                          -          -
                                            ------     ------
    Net income (loss)                      $   (18)   $     4
                                            ======     ======

               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
                  STATISTICAL AND OTHER DATA(a)

                                              First Quarter
                                              2003     2002
                                          (dollars in millions)
Revenues
Corrugated Packaging (b)                   $   667    $   557

Building Products
  Pine lumber                              $    56         52
  Particleboard                                 39         43
  Medium density fiberboard                     26         26
  Gypsum wallboard                              18         19
  Fiberboard                                    14         16
  Other                                         27         34
                                            ------     ------
    Total Building Products                $   180        190
                                            ======     ======

Unit sales
Corrugated Packaging (b), thousands of tons    904        744

Building Products Group
  Pine lumber, mbf                             198        173
  Particleboard, msf                           155        160
  Medium density fiberboard, msf                64         67
  Gypsum wallboard, msf                        161        173
  Fiberboard, msf                               87         97


(a) Revenues and unit sales do not include joint venture operations.
(b)    Includes boxes sold and open market sales of linerboard.


Note: Data for corrugated packaging for 2003 is not comparable due to the effects of acquisitions completed in 2002.